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                               Preliminary Copies
      Confidential, For Use of the Securities and Exchange Commission Only
                                      PROXY
                       HEALTHCORE MEDICAL SOLUTIONS, INC.

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEALTHCORE MEDICAL SOLUTIONS, INC., 11904 BLUE RIDGE BOULEVARD, GRANDVIEW, MISSOURI 64030.

         The undersigned hereby appoints [Proxy], and [Proxy], and each of them, as proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Special Meeting of Stockholders of HealthCore Medical Solutions, Inc. to be held at the Marriott Hotel, Kansas City Airport, 775 Brasilia Avenue, Kansas City, Missouri 64153 on Monday, October 1, 1999, at 11:00am and at any and all adjournments and postponements thereof, and in connection therewith, to vote and represent all of the shares of common stock of HealthCore which the undersigned would be entitled to vote in any capacity if personally present at the special meeting. Said proxies, and each of them, shall have all the powers that the undersigned would have if voting in person. The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

         YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL

(1) To approve the merger of Adatom, Inc., with and into HealthCore Medical Solutions, Inc. pursuant to the Agreement and Plan of Merger among Adatom and HealthCore dated as of July 1, 1999, as amended.

          / /     FOR                / /     AGAINST             / /     ABSTAIN

(2)      to approve the 1999 Stock Option Plan; and

          / /     FOR                / /     AGAINST             / /     ABSTAIN

(3) to approve the termination of the Amended and Restated Escrow Agreement by and among American Stock Transfer & Trust Company, HealthCore and certain stockholders of HealthCore dated July 31, 1997

          / /     FOR                / /     AGAINST             / /     ABSTAIN

         Each of the above-named proxies present at the special meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder with respect to the proposal and in the discretion of the proxies hereunder on any other business as may properly come before the special meeting. IF NO INSTRUCTIONS ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE "FOR" THE PROPOSALS.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the joint proxy statement/prospectus (with all enclosures and attachments) dated [Date], 1999, relating to the special meeting.

                              Dated:            , 1999

                              Note: Please sign this proxy exactly as your name
                                    appears hereon. Joint owners should each sign personally. Attorneys, administrators, trustees, guardians and others signing in a representative or fiduciary capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.